Exhibit 5.2

May 21, 2015

Macquarie Infrastructure Corporation

125 West 55th Street

New York, NY 10019

Re: Up to 1,000,000 shares of common stock, par value $0.001 per share, to be Offered Pursuant to the Macquarie Infrastructure Company LLC Direct Stock Purchase and Dividend Reinvestment Program

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 2 (the “Amendment”) to a registration statement on Form S-3 (No. 333-187794), (as amended, the “Registration Statement”), previously filed by Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Predecessor”), under the Securities Act of 1933, as amended (the “Securities Act”). The Amendment was filed by Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”), as successor registrant to the Predecessor, pursuant to Rule 414 under the Securities Act in order to expressly adopt the Registration Statement following the Company’s conversion from a Delaware limited liability company to a Delaware corporation.

We have acted as counsel to the Company in connection with the issuance and sale by the Company of up to 1,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Program (the “Program”). In connection with the opinion expressed herein, we have examined such proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when issued and sold by the Company pursuant to the terms of the Program, will be validly issued, fully paid and non-assessable.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Program will be in full force and effect at all times at which the Shares are issued and sold by the Company, and the Company will take no action inconsistent with such resolutions.

We are members of the bar of the State of New York. We do not express or purport to express any opinions with respect to laws other than the Delaware General Corporations Law.

May 21, 2015

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/White & Case LLP

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